NewsRelease		(Williams Logo)
NYSE: WMB
Date:	Feb. 14, 2008

Williams Names Robyn Ewing as Chief Administrative Officer

TULSA, Oklahoma – Williams (NYSE:WMB) today announced that Robyn Ewing will become the company’s chief administrative officer. Her area of responsibility will include human resources, information technology and certain other enterprise support functions.

Ewing, who currently serves as vice president of human resources, will succeed Michael Johnson. The company last month announced that Johnson, 60, will retire on March 31 from his position as chief administrative officer. Ewing will assume her new role on April 1.

“Robyn brings to this role demonstrated leadership capabilities and long experience running Williams’ high-performing Human Resources function,” said Steve Malcolm, chairman, president and chief executive officer. “I have the utmost confidence that she is a great fit for her new role and will serve Williams well as part of our executive leadership team.”

Ewing began her Williams career 27 years ago at MAPCO, a company that became part of Williams via a merger in 1998. Since the time of that merger, she has served Williams in officer-level human resources positions. She began her career in 1977 as a programmer for Cities Service Gas Company.

Ewing, 52, is a 1976 graduate of the University of Tulsa, where she earned a bachelor’s degree in accounting with an emphasis in management information systems. She has completed executive programs at the Center for Creative Leadership and Wharton Business School.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.